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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT ("Agreement") is made this 24th day of October, 2002, by and between VIDEO CITY, INC., a Delaware corporation d/b/a "Video City," "Video Land," "Adventures in Video" and "Video Tyme", whose address is 4800 Easton Drive, Suite 108, Bakersfield, CA 93309 ("Seller") and M.G. MIDWEST, INC., a Delaware corporation, whose address is 900 W. Main Street, Dothan, Alabama 36301 ("Purchaser").

     WHEREAS, Seller and Purchaser desire that certain assets of Seller be sold to Purchaser pursuant to this Agreement; and

     WHEREAS, Seller and Purchaser desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the sale and certain additional agreements related to the sale;

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises, conditions, representation, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

     1.1 Purchased Assets. Subject to and upon the terms and conditions set forth herein, Seller agrees to and will sell, transfer, assign and deliver to Purchaser at Closing (as hereinafter defined), and Purchaser agrees to and will purchase, acquire and take assignment and delivery of, the assets of Seller located at Seller's leased store spaces listed on Schedule 1.1 (the "Stores"), used in connection with the operation of the Stores, or that otherwise relate primarily to Seller's business at the Stores, as same shall exist on the Closing Date (as hereinafter defined) (collectively, the "Assets") including, but not limited to:

          1.1.1 (a) All machinery, appliances, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures of Seller located at, or related to, the Stores; (b) except as provided below, real property leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets) for the Stores; (c) tangible personal property located at, or related to, the Stores (such as inventories, equipment, supplies and furniture ); (d) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (e) accounts receivable and other receivables at the Stores (such as customer account balances); (f) claims, rent/security deposits, prepayments, and rent credits for the leased premises at the Stores; (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments



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     and governmental agencies related to the Stores; and (h) copies of all books, records, ledgers, files, documents, correspondence, customer lists, creative materials, advertising and promotional materials for, or with respect to, the Stores.

          1.1.2 All inventory and equipment held by Seller for rental or sale, located at the Stores or in the possession of customers, including without limitation, video cassette tapes, digital video discs ("DVDs"), and video games, audio books, laser discs, music CDs and cassettes, books, video hardware and software, video cassette recorders and players, video game players and DVD players held at the Stores for rental and sale; provided that Seller shall deliver to Purchaser at Closing not less than the quantity of pre-recorded video cassette tapes, DVDs, video games, music CDs and cassettes and books at the Stores, which is set forth on Schedule
     1.1.2. Schedule 1.1.2 further identifies all orders for new release title ("New Release Title") and the number of copies of each such title by format purchased (or to be purchased) by Seller for each of the Stores, within the ninety (90) day period prior to the Closing Date. At Closing, Seller and Purchaser shall reinspect the Assets and determine the number of copies of inventory and New Release Title owned by Seller and on hand at each of the Stores on the Closing Date.

          1.1.3 Except as provided in Section 1.2.8 below, all of the interest of and the rights and benefits accruing to Seller as lessee under the leases by and between Seller and the landlords for the leased premises specifically listed on Schedule 5.1.3 (the "Assumed Store Leases").

          1.1.4 Customer lists and related information of the Stores.

          1.1.5 All of Seller's right, title and interest in and to any and a1l other tangible or intangible assets located at the Stores, including goodwill, used in connection with the operation of the Stores, or that otherwise relate primarily to the Stores and the business conducted thereat.

          1.1.6 All of Seller's right, title, and interest in and to the intellectual property further described, but not limited to, the assets listed on Schedule 1.1.6.

     1.2 Excluded Assets. Anything to the contrary in Section 1.1 notwithstanding, the Assets shall exclude all of the assets and property of Seller which are not specifically listed in Section 1.1, including, but not limited to the following:

          1.2.1 Any real property owned by Seller in fee simple.

          1.2.2 All cash, bank deposits and/or cash equivalents; provided, however, Seller shall leave cash in the Stores in an amount not less than the amounts indicated on the attached Schedule 1.2.2 (the "Change Funds"), and Purchaser shall separately reimburse Seller for the actual amount of the Change Funds at Closing.

          1.2.3 All vehicles owned or leased by Seller.




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          1.2.4 All books, ledgers, files, documents, correspondence, customer lists, creative materials, advertising and promotional materials that do not relate to the Stores.

          1.2.5 All video cassette tape, DVD, and video game inventory located at the Stores which is leased by Seller from any distributor or movie studio or subject to any contractual restrictions on the sale or transfer thereof, all of which shall be identified by Seller on Schedule 1.2.5, and removed from the Stores by Seller prior to the Closing Date.

          1.2.6 Any other tangible or intangible assets owned by Seller which are not used directly in connection with the operation of the Stores, or which otherwise do not relate directly to the Stores or the business conducted thereat, including, but not limited to, all tangible and intangible assets located at Seller's support center ("Seller's Support Center").

          1.2.7 Any tangible personal property or intellectual property, which is leased by Seller from any third party.

          1.2.8 The real property leases for the stores located at: 6226 Bass Lake Road, Crystal, MN 55429; 1135 North Quincy, Ottumwa, IA 52501; 561 South Illinois, Mason City, IA 50401; and 6777 Hickman Road, Urbandale, IA 50322 (individually, an "Excluded Lease," and collectively, the "Excluded Leases").

          1.2.10 Any assets or property of Seller not specifically identified as an Asset in Section 1.1 above.

          1.2.11 Any assets or property of Seller related to its stores located at the Crystal Store, the Ottumwa Store, the Mason City Store and the Urbandale Store (all as defined on Schedule 1.1 below), except for any furniture, fixtures, equipment and inventory that Purchaser elects to include with the purchase of the Assets; trade names; trade marks; customer lists and goodwill located at or associated with each of the Crystal Store, the Ottumwa Store, the Mason City Store and the Urbandale Store.

                                   ARTICLE II

                    PURCHASE PRICE; ASSUMPTION OF LIABILITIES

     2.1 Purchase Price. The purchase price due from Purchaser to Seller for the Assets and the Covenants Not To Compete shall be Two Million Eighty Thousand Five Hundred and No/100 Dollars ($2,080,500.00) (the "Purchase Price").

     2.2 Payment. The Purchase Price, less the Hold Back Amount (as defined below) shall be paid to Seller by Purchaser by wire transfer at Closing to the bank account(s) designated by Seller.

     2.3 Hold Back. Fifty Thousand and No/100 Dollars ($50,000.00) of the Purchase Price shall be held back by the Purchaser (the "Hold Back Amount") pending the determination by the



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Purchaser, on or before September 10, 2003, that the Gross Revenue (as determined by Purchaser) for the Nampa Store (as defined on Schedule 1.1 below) for the six month period ending August 31, 2003, is not less than eighty percent (80%) of the Gross Revenue for the six month period ending August 31, 2002 (the "Gross Revenue Test").

     In the event that the Gross Revenue Test for the Nampa Store is not satisfied, Purchaser shall retain the Hold Back Amount. In the event that the Gross Revenue Test for the Nampa Store is satisfied, Purchaser shall pay to Seller the Hold Back Amount within one (1) business day following the completion by Purchaser of the Gross Revenue Test. The obligations of the parties under this Section 2.3 shall survive the Closing.

     2.4 No Shop. Seller agrees that during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement, Seller will not, directly or indirectly (a) encourage, solicit or initiate discussions or negotiations with any corporation, partnership, person, entity or group, other than Purchaser, concerning any merger, consolidation, sale of assets, sale of securities or acquisition of beneficial ownership with respect to the Assets or the Stores, or (b) otherwise initiate any action (unless in response to an unsolicited offer) which would prejudice the ability of Purchaser to close under this Agreement.

     2.5 Assumed Liabilities. The Purchaser agrees to and will at Closing assume and agree to pay, discharge and perform when lawfully due (i) all obligations and liabilities of Seller under the Assumed Store Leases accruing and/or arising on or after the Closing Date; and (ii) all obligations and liabilities of the Seller with respect to all rental inventory (including video cassette tapes, DVDs and video games) purchased or ordered by Seller in the ordinary and normal course of business, which has a "street date" (as such term is normally used and understood in the video business) during the two weeks prior to the Closing Date, during the calendar week of Closing, or after the Closing Date; and otherwise, Purchaser assumes no liabilities of Seller of any nature. The Purchaser does not assume any obligations of Seller with respect to any gift certificates issued by Seller prior to the Closing Date that are charged to the account of Seller when tendered as payment by the holder thereof at any of the Stores.

     2.6 Allocation of the Purchase Price Among the Purchased Assets. The Purchase Price shall be allocated, for tax purposes, among each item or class of the Assets pursuant to Schedule 2.6 hereof. The Seller and the Purchaser agree that they will prepare and file any notice or other filings required pursuant to section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that any such notices or filings will be prepared based on such tax allocation of the Purchase Price. At Closing, Seller and Purchaser shall agree to the terms of and complete an IRS Form 8594 ("Asset Acquisition Statement" under Section 1060 of the Code) with respect to this transaction.

     2.7 Employment of Seller's Personnel. The Seller will use its reasonable best efforts to persuade its employees at the Stores to make themselves available for employment by the Purchaser. Purchaser shall use its reasonable best efforts to interview and review said current employees of Seller prior to the Closing Date. Purchaser will only be able to offer employment to those of Seller's employees who meet Purchaser's normal employment criteria and to the extent job openings then exist. To the extent job openings are not available, Purchaser intends to retain in its



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files the personnel information about Seller's employees who meet Purchaser's criteria and to consider the same for other suitable job openings as they may become available. It is not the intent of this Section 2.7 to make Seller's employees third party beneficiaries to this Agreement. Employment of Seller's personnel by Purchaser shall be solely at Purchaser's option in the exercise of its business judgment. Purchaser is not assuming any of Seller's employment liabilities that have accrued, including but not limited to, unpaid FICA, FUTA, unemployment tax, pension or profit-sharing plan contributions, employee fringe benefits, bonuses or incentive programs of any type, obligations under COBRA or any other federal, state or local law, statute or regulation, or accrued and/or unpaid vacation time or allowances, nor is Purchaser acquiring or assuming any interest or obligation under any employee benefit plans of Seller.

     2.8 Taxes and Prorations. Seller shall be responsible for all bulk sales taxes, ad valorem taxes or assessments relating to the Assets for taxable periods up to the Closing Date, regardless of when the same shall become due and payable, and such taxes shall be pro-rated between Seller and Purchaser as of the Closing Date. Back taxes and assessments for back taxes, if any, shall be paid by Seller. If, at the time of Closing, the Assets shall be subject to or affected by any assessment payable in installments of which the first installment shall be a charge or lien or shall have been paid, all the remaining installments shall be deemed due and payable for the purposes of this Agreement and shall be paid by Seller at the time of Closing. If the parties are unable to determine the exact amount of taxes for proration at Closing, or if the taxes or assessments are reassessed subsequent to Closing, it is agreed that the parties will make the necessary financial adjustments at the time the assessment is determined. Seller shall be responsible for any gift certificates issued by Seller prior to the Closing Date and all rent and other payments due under the Assumed Store Leases prior to the Closing Date, or otherwise attributable to the period prior to Closing (including all CAM, tax and insurance charges and other amounts due and payable under the Assumed Store Leases); provided, however, the rent and other lease charges paid by Seller for the month in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date, and upon proof of payment, Purchaser shall reimburse Seller at Closing for Purchaser's pro-rated share thereof. The parties shall reimburse one another for any expense paid by one party that the other party has agreed to pay or share pursuant to this Agreement. If Seller and Purchaser are unable to determine the exact amount of any expenses for proration at Closing, or if it is determined subsequent to the Closing that any proration was not correct, it is agreed that Seller and Purchaser shall make any necessary financial readjustments at the time such incorrect proration is determined. The obligations of the parties under this Section 2.8 shall survive the Closing.

     2.9 Contracts and Agreements. Except for the Assumed Store Leases or as otherwise specifically provided herein, Purchaser is not assuming any of Seller's contracts or agreements, or any of Seller's obligations or liabilities thereunder.

     2.10 Liens. The Assets shall be transferred by Seller to Purchaser free and clear of any and all liens, claims, encumbrances, security interests, pledges and charges (collectively, "Security Interests"), other than liens for taxes and assessments for the current year and taxes and assessments, which are not yet due and payable. Purchaser does not assume, and shall not be liable for, any obligations or liabilities whatsoever of Seller relating to the Assets, or the ownership or operation of the Assets or the Stores, accruing, arising, or otherwise attributable to the period prior


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to the Closing Date, unless specifically provided for elsewhere in this
Agreement.

     2.11 Other Closing Costs. Seller and Purchaser shall each remain liable for their own closing expenses including attorney's fees. Seller shall remain liable for any closing expenses incurred by Seller and/or Seller's agents or employees and shall indemnify Purchaser against any actions brought against Purchaser or the Assets resulting from Seller's failure to pay any such closing expenses. Purchaser shall remain liable for any closing expenses incurred by Purchaser and/or Purchaser's agents or employees and shall indemnify Seller against any actions brought against Seller resulting from Purchaser's failure to pay any such closing expenses.

     2.12 Bulk Sales. Seller and Purchaser do not believe that this transfer is subject to any "Bulk Sales Act" provisions or other similar legal requirements. Notwithstanding the accuracy of this belief, it will not be practicable to comply or to attempt to comply with the procedures of the "Bulk Sales Act" or any similar law of the States of Colorado, Idaho, Iowa, Nevada, South Dakota and Minnesota, or of any other state which may be asserted to be applicable to the transactions anticipated in this Agreement. Accordingly, to induce Purchaser to waive any requirement for compliance with the procedures of any Bulk Sale law, Seller agrees that the indemnity provisions of this Agreement shall apply to any claim asserted against Purchaser arising out of, or resulting from the failure of Purchaser or Seller to comply with or perform, any actions in connection with, in preparation for, or incident to, the transactions anticipated in this Agreement which might be required under the terms and provisions of any "Bulk Sales Act" or similar law, or which may be asserted to be applicable.

                                   ARTICLE III

                                     CLOSING

     3.1 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of the Purchaser, 900 West Main Street, Dothan, Alabama 36301, or by facsimile and overnight mail for the convenience of the parties, on November 6, 2002 (the "Closing Date"). All computations, adjustments, and transfers for the purposes herein shall be effective as of the opening of business on the Closing Date. Time is of the essence of this Agreement.

     3.2 Closing Documents. At closing and thereafter if requested by Purchaser, the Seller shall tender to Purchaser fully executed affidavits, assignments, bills of sale and other documentation as Purchaser may require for all Assets, including but not limited to the following items:

          3.2.1 Bill of Sale covering the Assets being conveyed.

          3.2.2 Assignment and Amendment of Lease executed by Seller and Seller's landlord for each of the Assumed Store Leases.

          3.2.3 Possession of the Assets.


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          3.2.4 All records and the executed originals of all lease agreements, service contracts, warranties, maintenance agreements that may be in effect and other documents affecting the Assets.

          3.2.5 Such other documents as may be reasonably requested by Purchaser in connection with the conveyance of the Assets and the continued effective operation thereof.

          3.2.6 A statement that there is no accrued vacation pay or other benefits which are due and payable to the current employees of Seller. If any are due and payable, Seller shall be responsible for the payment thereof at or prior to Closing.

          3.2.7 Opinion of Seller's counsel as to the matters set forth on the attached Exhibit 3.2.7 and in a form reasonably satisfactory to Purchaser.

          3.2.8 Assignments for all warranties and other documents related to the Assets.

                                   ARTICLE IV

                                 INDEMNIFICATION

     4.1 Each party shall indemnify and hold harmless the other against and in respect of any and all losses, damages, costs, expenses or deficiencies (including reasonable attorney's fees and costs) resulting from, arising out of, or relating to, any misrepresentation, breach of warranty, or non-fulfillment of any agreement on the part of the breaching party under this Agreement or from any misrepresentation in or omission from any exhibit, transfer document, certificate or other instrument furnished or to be furnished to the non-breaching party under this Agreement.

     4.2 Seller shall indemnify and hold harmless Purchaser against and in respect of all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney's fees and costs) incident to any of the foregoing, including claims of third parties against Purchaser, for debts, services, contracts, liabilities, obligations or actions by Seller prior to the Closing Date and not specifically assumed by Purchaser under the terms of this Agreement.

     4.3 Seller agrees to indemnify and hold harmless Purchaser from and against all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney's fees and costs) resulting from, arising out of, relating to, or caused by, the breach of any of Seller's representations, warranties or covenants contained in this Agreement, any liability or obligation of Seller which is not expressly assumed by Purchaser under this Agreement, or any liability of Purchaser arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not expressly assumed by Purchaser under this Agreement.

     4.4 Seller agrees to indemnify and hold harmless Purchaser against and in respect of all



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income, gross receipts, value added, service, sales, bulk sales, use, rental, excise, ad valorem and property taxes or other federal, state or local taxes or assessments levied upon or relating to the Assets or Seller for taxable periods up to the Closing Date, regardless of when the same shall become due and payable, unless otherwise specifically agreed to herein.

     4.5 Purchaser shall indemnify and hold harmless Seller against and in respect of all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney's fees and costs) incident to any of the foregoing, including claims of third parties against Seller, for debts, services, contracts, obligations, liabilities or actions by Purchaser, attributable to the period of operations of the Stores on or after the Closing Date, or otherwise assumed by Purchaser.

     4.6 Purchaser agrees to indemnify and hold harmless Seller from and against all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney's fees and costs) resulting from, arising out of, relating to, or caused by, the breach of any of Purchaser's representations, warranties or covenants contained in this Agreement, or Purchaser's failure to pay or perform any liability or obligation expressly assumed by Purchaser under this Agreement.

     4.7 The Indemnified Party shall promptly notify the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party's indemnification obligation would apply, and shall give the Indemnifying Party a reasonable opportunity to defend the same at Indemnifying Party's own expense, and with counsel of Indemnifying Party's own selection reasonably satisfactory to Indemnified Party. Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnifying Party within reasonable time after that notice, but no later than fifteen (15) days, fails to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties of Seller. In addition to any warranties and representations otherwise contained herein, Seller also represents and warrants to Purchaser as of the date hereof and on the Closing Date as follows (all representations and warranties shall survive the Closing):

               5.1.1 Title. Seller owns licenses or leases the Assets and any other tangible assets necessary for the conduct of its business at the Stores, as is now being conducted and as presently proposed to be conducted. The Assets and any other tangible assets necessary for the conduct of its business at the Stores are free from defects (patent and latent), have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear and breakage). Seller leases no such assets



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except for ones specifically identified as leased on Schedule 5.1.1. Seller has good and marketable title to the Assets to be transferred pursuant to this Agreement, subject to no Security Interest, except for:

                    5.1.1.1 Liens reflected, which shall be fully satisfied at or before the Closing, on Schedule 5.1.1.1 as securing specified liabilities with respect to which no default exists.

                    5.1.1.2 Liens for current taxes and assessments not yet due and payable.

               5.1.2 Intellectual Property.

                    5.1.2.1 Seller has title to or has the right to use pursuant to license, sublicense, agreement or permission all intellectual property necessary for the operation of the business of the Seller as presently conducted and as presently proposed to be conducted. Each item of intellectual property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.

                    5.1.2.2 Seller has not interfered with, infringed upon,
               misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and none of the employees with responsibility for intellectual property matters of Seller has ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation, or violation. To the knowledge of the Seller and its employees with responsibility for intellectual property matters of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Seller.

                    5.1.2.3 Schedule 1.1.6 identifies each registration which
               has been issued to Seller with respect to any of its intellectual property, identifies each pending application for registration which Seller has made with respect to any of its intellectual property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its intellectual property (together with any exceptions). Seller has delivered to the Purchaser correct and complete copies of all such registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

                    5.1.2.4 Schedule 1.1.6 also identifies each item of
               intellectual property that any third party owns and that Seller uses pursuant to license, sublicense, agreement or permission. Seller has supplied the Purchaser with correct and complete copies of all such licenses, sublicense, agreements and permissions (as amended to date).

          5.1.3 Assumed Store Leases. Seller has delivered to the Purchaser a correct and complete copy of each of the Assumed Store Leases (as amended to date), which leases are listed and more particularly described in
     Schedule 5.1.3, and Excluded Leases (as amended to date) With respect to each of the Assumed Store Leases and Excluded Leases and subject to each landlord's consent to and approval of the assignment and transfer of the Assumed Store Leases to Purchaser as provided herein, Seller warrants that:

               5.1.3.1 The lease or sublease is legal, valid, binding, enforceable and in full force and effect;

               5.1.3.2 The Assumed Store Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing and the Excluded Leases will continue to be legal, valid, binding, enforceable and full force and effect on identical terms up to the Closing;

               5.1.3.3 No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

               5.1.3.4 No party to the lease or sublease has repudiated any provision thereof;

               5.1.3.5 There are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

               5.1.3.6 Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sub-leasehold; and

               5.1.3.7 All facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

               5.1.3.8 Seller shall, prior to Closing, cure any breach or default in any of the Assumed Store Leases or Excluded Leases and shall cooperate with the Purchaser to ensure that Purchaser and Seller's landlords for each Store subject to an Excluded Lease, enter into a new lease for such store as of the Closing Date.

          5.1.4 Violations, Suits, Etc. To the best of Seller's knowledge, in all respects material to the Stores and Assets, Seller is not in default under any law or regulation, or under any order of any court of federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located. To the best of Seller's knowledge and except to the extent set forth on the Schedule 5.1.4, there are (1) no claims, actions, suits or proceedings instituted or filed and,
     (2) there are no claims, actions, suits or proceedings threatened presently, or which in the future may be threatened against or affecting Seller, the Stores, or the Assets at law or in equity, by any person or entity before or by any federal, state, municipal or other governmental department, commission, board, court, bureau, agency or instrumentality wherever located. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to hereinabove), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to hereinabove).

          5.1.5 Tax Returns. Seller has filed or will file all requisite federal, state and other tax returns due for all fiscal periods ended within 120 days of the Closing Date relevant to the Assets. All such taxes due and owing shall be or have been paid by Seller.

          5.1.6 Financial Statements. Attached hereto as Schedule 5.1.6 are the following financial statements for the Seller (collectively the "Financial Statements"): (i) balance sheet and profit and loss statements as of and for the fiscal year ended January 31, 2002 (the "Most Recent Fiscal Year End") and (ii) fixed asset listing and profit and loss statements (the "Most Recent Financial Statements") as of and for the seven (7) months ended August 31, 2002 (the "Most Recent Fiscal Month End"). The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby, are materially correct and complete, and accurately reflect Seller's assets and liabilities, revenues and expenses, and the operations of the business, at the Stores.

          5.1.7 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Month End, there has not been any adverse change in the assets, liabilities, business, financial condition, operations, and results of operations or future prospects of the Seller or the Stores.

          5.1.8 Present Status. With respect to the Stores and the Assets, since the Most Recent Fiscal Month End, the Seller has not: incurred any obligations or liabilities, absolute, accrued, contingent, or otherwise, except current liabilities in the ordinary course of business; discharged or satisfied any lien or encumbrances, or paid any obligations or liabilities, except current liabilities and current liabilities incurred since the Most Recent Fiscal Month End, in each case, in the ordinary course of business; mortgaged, pledged or subjected to lien, encumbrance, or charge any of its assets; canceled any debt or claim; sold or transferred any assets, except sales from inventory in the ordinary course of business;

     suffered any damage, destruction, or loss (whether or not covered by insurance) materially affecting its properties, business or prospects; waived any rights of substantial value; nor entered into any transaction other than in the ordinary course of business.

          5.1.9 Undisclosed Liabilities. With respect to the Stores and the Assets, Seller has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any liability), except for
     (i) liabilities set forth on the face of the Most Recent Financial Statements (other than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand).

          5.1.10 Operations Until Closing. Between the date of this Agreement and the Closing Date, the Seller shall:

               5.1.10.1 Carry on its business and operate the Stores in the ordinary and normal course of business and maintain normal levels of rental and sell-through inventory and equipment; and specifically, Seller shall continue to purchase "new release" video cassette tape, DVD, and video game inventory, music CDs and cassettes and books consistent with its present and prior operation of the Stores. On the Closing Date, Seller shall transfer to Purchaser a full complement of rental and sell-through video cassette tapes, DVDs, video games, music CDs and cassettes and books, as is customary with Seller's operations at Stores prior to the date hereof, but in no event less than the quantity of video cassette tapes, DVDs, video games, music CDs and cassettes and books at the Stores which is set forth in Schedule 1.1.2.

               5.1.10.2 Maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted.

               5.1.10.3 Perform all material obligations under agreements relating to or affecting its Assets, properties and rights.

               5.1.10.4 Keep in full force and effect until Closing present insurance policies or other comparable insurance coverage.

               5.1.10.5 Not, without Purchaser's consent, enter into any contracts or obligations, other than those normal consumer contracts in the ordinary course of business, which by their terms would either necessitate or, require as a practical business matter, assumption of or action by Purchaser after the Closing Date.

               5.1.10.6 Not sell, assign, lease or otherwise transfer or dispose of the Assets except in the ordinary course of business. Sales of used/previously viewed video cassette tapes, DVDs and video games shall be consistent with Seller's prior operations.

               5.1.10.7 Not enter into any employment contracts which are not terminable at will.

          5.1.11 Operations after Closing.

               5.1.11.1 Seller represents and warrants that it shall cease operations at the Stores as of the Closing Date.

               5.1.11.2 Seller represents and warrants that it shall terminate or abandon the Excluded Leases as of the Closing Date.

               5.1.11.3 Seller represents and warrants that it shall continue to operate the Crystal Store after Closing and until such time as determined by Purchaser. In the event such operations shall continue beyond January 31, 2003, Purchaser shall reimburse Seller for the base rent under the lease for the Crystal Store for the period commencing on February 1, 2003, and ending on the date that such operations shall cease.

          5.1.12 Organizational Representations and Warranties of Seller. Seller represents and warrants as follows:

               5.1.12.1 Seller is a corporation duly organized, validly existing and as of the Closing Date in good standing under the laws of the State of Delaware.

               5.1.12.2 The execution and delivery of this Agreement by Seller has been duly authorized, and on the Closing Date, Seller will have all necessary power and authority to consummate the transactions provided herein.

               5.1.12.3 The officers whose signatures are affixed hereto have all power and authority to bind Seller.

          5.1.13 Title to Assets. In the event that any Agreements, contracts, warranties, maintenance agreements and other documents related to the Assets are titled in any person or entity other than the Seller and are required to be assigned or transferred to Purchaser hereunder, the Seller shall cause such person or entity to assign or transfer its interest in such agreements to the Purchaser.

          5.1.14 Access to Records. The Seller will afford the Purchaser access, during normal business hours, to all its business operations, properties, books, files, and records at or directly related to the Stores, and will cooperate in the Purchaser's examination thereof. No such examination, however, shall constitute a waiver or relinquishment by the Purchaser of its right to rely upon the Seller's covenants, representations, and warranties as made herein or pursuant hereto. Until the Closing, the Purchaser will hold in confidence all information so obtained, except as hereinafter provided, and any document or instrument heretofore or hereafter obtained by the Purchaser in connection herewith shall be held on an express trust for and on behalf of the Seller, except as hereinafter provided.

          5.1.15 Compliance. Through the Closing Date, the Seller will use its reasonable best efforts to cause its employees to comply with all applicable provisions of this Agreement.

          5.1.16 Financial Reports. The Seller's revenue and expense data provided to Purchaser and the Seller's Sales Tax Returns for 2001 and 2002 to date, copies of which are hereby furnished to Purchaser by Seller upon execution of this Agreement, are true, accurate and complete as of their dates, and as of the date hereof.

          5.1.17 Environment, Health and Safety. With respect to the Stores and the Assets:

               5.1.17.1 Seller has complied with all laws (including rules and regulations thereunder) of federal, state and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Seller alleging any failure to comply with any such law or regulation.

               5.1.17.2 Seller has no liability (and there is no basis related to the past or present operations, properties or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-To-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

               5.1.17.3 Seller has no liability (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (under the common law or pursuant to any statute) against Seller giving rise to any Liability) for damage to any site, location or body of water (surface or subsurface) or for illness or personal injury.

               5.1.17.4 Seller has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof) concerning employee health and safety.

               5.1.17.5 Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all federal, state and local laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes.

               5.1.17.6 Lawful Operations Without Hazardous Wastes. In the operation of Seller's business at the Stores, Seller has complied with all applicable laws and regulations, including permits, during its possession, and during its possession, there has been no on site disposal at the leased spaces of hazardous or toxic waste as defined by federal or state laws and there has been no storage of hazardous or toxic waste at the leased spaces, nor off site disposal of hazardous or toxic waste generated from any operation at the leased spaces.

               Further, Seller agrees to provide Purchaser with any hazardous or toxic waste evaluations that have been prepared by a private engineer, business, or a governmental entity. Seller also agrees to allow Purchaser, at Purchaser's option and expense, to have facilities and premises at the leased spaces evaluated and inspected for hazardous or toxic waste. If any of these evaluations demonstrate the presence of hazardous or toxic waste or the likelihood thereof, the Purchaser, at Purchaser's option, may terminate this Agreement entirely at any time prior to Closing Date. After Closing, Purchaser relinquishes such right to terminate this Agreement, but nothing shall be construed to terminate Purchaser's rights under this Agreement.

               5.1.17.7 Construction Assurances. The construction of the facilities and premises at the leased spaces is according to plans and specifications of any applicable county, state or federal standards. Seller agrees to furnish Purchaser with a set of plans and specifications for the facilities and premises at the leased spaces, where available.

          5.1.18 Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

     5.2 Representations and Warranties of Purchaser.

          5.2.1 Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          5.2.2 The execution and delivery of this Agreement by Purchaser has been duly authorized by proper Corporate action, and on the Closing Date, Purchaser will have all necessary power and authority to consummate the transactions provided herein.

          5.2.3 Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                                   ARTICLE VI

                        CONDITIONS TO OBLIGATION TO CLOSE

     6.1 Conditions to Obligation to Close.

          6.1.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               6.1.1.1 The representations and warranties of Seller set forth hereinabove shall be true and correct in all material respects at and as of the Closing Date.

               6.1.1.2 Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

               6.1.1.3 Seller and Purchaser shall have procured all of the third party consents specified hereinabove, including, but not limited to, the written consent of Seller's landlords to the assignment of the Assumed Store Leases by Seller to Purchaser.

               6.1.1.4 Seller and Purchaser shall have re-inspected the Assets, and based upon such re-inspection, Purchaser shall be satisfied that the purchase and sale of inventory by Seller has been substantially consistent with Seller's prior operations.

               6.1.1.5 Seller shall deliver to Purchaser executed covenants not to compete from Seller in the form attached hereto as Exhibit 6.1.1.5 (the "Covenant Not To Compete").

               6.1.1.6 Purchaser and Seller shall have resolved any of the matters related to the Assumed Lease set forth on Schedule 6.1.1.6 to the reasonable satisfaction of Purchaser.

          6.1.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               6.1.2.1 The representations and warranties of Purchaser set forth hereinabove shall be true and correct in all material respects at and as of the Closing Date.

               6.1.2.2 The Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

                                   ARTICLE VII

                              ADDITIONAL PROVISIONS

     7.1 Default.

          7.1.1 In the event that Seller fails for any reason to close the transaction contemplated by this Agreement, or in the event that Purchaser, based upon a material failure by Seller for any reason to operate the Stores in the normal course of business, determines not to close the transaction contemplated by this Agreement, then Seller shall pay, or cause to be paid, to Purchaser a break-up fee in the amount of Sixty Thousand and No/100 Dollars ($60,000.00) (the "Break-up Fee") for the time and resources invested and the costs and expenses incurred by Purchaser n connection with its evaluation, due diligence examination of Seller and the negotiation and execution of this Agreement. Any occurrence, act or omission ("triggering Event") that would constitute a cause for the payment of the Break-up Fee to Purchaser under this Agreement shall require payment to Purchaser For the purposes of this Section 7.1.1, the term "material failure" shall mean a failure that is reasonably likely to have a material adverse effect o the Assets or business of Seller at the Stores.

          7.1.2 In the event all conditions and contingencies contained herein shall be met and Purchaser shall fail to purchase the Assets as provided herein, Purchaser shall reimburse Seller for the cost of all fees, costs and expenses it may have incurred or thereafter incur, including, but not limited to, reasonable attorney's fees.

     7.2 Continued Inspection. With reasonable advance notice given to Seller, the Purchaser has the right to examine the Assets after acceptance of this Agreement by Seller. This right to examine the Assets shall continue until Closing Date. Purchaser's right to examine shall be during normal business hours, or as otherwise arranged and shall not unreasonably interfere with the operation of Seller's business at the Stores. Upon the request of Purchaser, Seller shall provide for Purchaser's review copies of all leases, agreements or other documents relating to Seller's business at the Stores.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     8.1 Audit Requirements. Seller hereby agrees that at any time prior to Closing and for a period of three (3) years after Closing, and upon reasonable notice to Seller, the Purchaser, its parent corporation, Movie Gallery, Inc., and their respective officers, employees, agents, independent auditors and financial consultants, shall have full access to all financial records of Seller for the current fiscal year and for the prior three complete fiscal years of Seller, for the purpose of conducting and completing an unqualified audit of Seller's financial statements and business operation utilizing GAAP. Seller agrees to cooperate fully with Purchaser in this effort and to maintain and provide Purchaser with the financial records necessary to conduct and complete such audit. Purchaser shall reimburse Seller for any expenses incurred by Seller in connection with any such post-closing audit. Seller agrees that Purchaser's parent corporation, Movie Gallery, Inc., shall have the right to include the audited financial statements of Seller in any of its public filings with the Securities and Exchange Commission, as may be required by law or by the terms of any listing agreement with a securities exchange, and to present such financial statements to any interested parties, including but not limited to potential underwriters and potential investors in a private or public offering of the Purchaser's capital stock, debentures, or other securities of Purchaser or its parent corporation, Movie Gallery, Inc.

     8.2 Risk of Loss. The risk of loss prior to the Closing Date shall be with Seller. In the event the Assets or the operations at the Stores shall have been damaged adversely or affected in any material way as a result of any strike, accident or other casualty or act of God or the public enemy, or any judicial, administrative or governmental proceeding at such time as Seller proposed to close, then Purchaser shall have the options of either (i) prorating the Purchase Price to adjust for the loss; or (ii) proceeding to close with an assignment of any insurance proceeds which may be paid to reflect such loss or damage, or (iii) terminating this Agreement and the transaction contemplated therein.

     8.3 Severability and Operations of Law. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision is ineffective to the extent of such prohibition and/or is modified to conform with such laws, without invalidating the remaining provisions hereto; and any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction.

     8.4 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama applicable to contracts executed and to be performed in such state. The parties to this Agreement hereby submit to the exclusive jurisdiction of the federal and state courts sitting in Dothan, Alabama, and agree that any action hereunder or in any way related to this Agreement shall be brought in such courts.

     8.5 Modification. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by the undersigned Purchaser and Seller.

     8.6 Continuation and Survival. The representations and warranties of the respective parties and all of the other terms, covenants and conditions contained herein shall be deemed material and shall survive the Closing for three (3) years after the Closing Date, except in the case of Sections 5.1.1,
5.1.5 and 5.1.17, which shall be governed by statutory time limits.

     8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.8 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted herein, no party hereto or their respective affiliates, employees, agents and representatives shall disclose to any third party the subject matter or terms of this Agreement without the prior consent of the other parties; provided, however, that any party hereto may discuss the terms of this Agreement and the transactions contemplated herein with its counsel, financial advisors, lenders and equity investors and their respective counsel. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other parties, except that any party may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such party will consult with the other parties prior to making such disclosure). Notwithstanding anything above to the contrary, Seller and Purchaser shall issue a joint press release upon the execution of this Agreement. The content of such press release shall be agreed upon by both Seller and Purchaser. No press release shall be issued by either Seller or Purchaser unless the content thereof is agreed upon. Disclosure of any financial data provided either party by the other is strictly prohibited without the other party's prior written consent. Notwithstanding anything herein to the contrary, the parties acknowledge that Purchaser may pursue a private or public sale of the assets, capital stock or securities of the Purchaser in the future. The Seller agrees that Purchaser is hereby permitted to reveal any information provided by Seller as is reasonably required by Purchaser, in order to facilitate the closing of any such sale or offer to sell, or required by law.

     8.9 Assignment; Successors and Assigns. Neither party to this Agreement may assign any of its rights or delegate any of its responsibilities under this Agreement, except that Purchaser may assign this Agreement to any subsidiary of Purchaser or its parent corporation, or to any person that succeeds to all or substantially all of the business of Purchaser through a purchase of assets, merger or otherwise. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and personal representatives.

     8.10 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by overnight courier (i.e. Federal Express), or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:                                                 With a copy to:
------------                                                  --------------

Video City, Inc.
4800 Easton Drive
Suite 108
Bakersfield, CA 93309
Attention: CEO

If to Purchaser:
---------------

M.G. Midwest, Inc.
900 West Main Street
Dothan, Alabama  36301
Attention: General Counsel

     8.11 Enforcement. In the event either party hereto fails to perform any of its obligations under this Agreement (including any breach or misrepresentation by either party), or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting or breaching party, or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.

     8.12 Entire Agreement; Merger of Prior Agreements. This Agreement and the other agreements required to be executed and delivered by the parties in connection herewith contain the entire agreement of the parties relating to the subject matter hereof. There are no other agreements or understandings, written or oral concerning the same and this Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

              THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   PURCHASER:

ATTEST:                            M.G. Midwest, Inc.

By: Unknown                        By: /s/ J. Steven Roy
    -------                            -----------------
    Its Assistant Secretary            Its Senior Vice President
    -----------------------            -------------------------


                                   SELLER:

ATTEST:                            Video City, Inc

/s/ Rudolph  Patino                By: /s/ Robert Y. Lee
-------------------                    -----------------
Its Chief Financial Officer            Its Chairman of the Board
---------------------------            -------------------------

                                  SCHEDULE 1.1

                                     STORES

1.  Video Land (VC# 61)                ("Aurora Store")
    15503 East Mississippi Ave.
    Aurora, CO 80017

2.  Video Land (VC # 64)               ("Conifer Store")
    10903 US Highway 285 #E-102
    Conifer, CO 80433

3.  Video City (VC# 152)               ("Des Moines Store")
    4211 Fleur Drive
    Des Moines, IA 50321

4.  Video Land (VC # 174)              ("Newton Store")
    1126 First Avenue East
    Newton, IA 50208

5.  Video Land (VC # 185)              ("Oskaloosa Store")
    812 A Avenue West
    Oskaloosa, IA 52577

6.  Video City (VC # 203)              ("Boone Store")
    931 8th Street
    Boone, IA 50036

7.  Video Land (VC # 182)              ("Boise Store")
    2273 South Vista Avenue
    Boise, ID 83705

8.  Video Land (VC # 160)              ("Caldwell Store")
    2921 East Cleveland Blvd.
    Caldwell, ID 83605

9.  Video Land (VC # 168)              ("Meridian Store")
    1739 West Cherry Lane
    Meridian, ID 83642


10. Video Land (VC # 147)              ("Moscow Store")
    1404 South Blaine
    Moscow, ID 83843

11. Video Land (VC # 170)             ("Nampa Store")
    2318 12th Avenue Rd.
    Nampa, ID 83686

12. Adventures in Video (VC # 89)     ("Blaine Store")
    10705 University Ave
    Blaine, MN 55434

13. Adventures in Video (VC # 82)     ("Ramsey Store")
    14001 St. Francis Blvd.
    Ramsey, MN 55303
14. Video Land (VC # 164)             ("Vermillion Store")
    902 East Cherry
    Vermillion, SD 57069

15. Video Tyme (VC # 72)              ("Las Vegas Store")
    855 East Twain
    Las Vegas, NV 89109

16. Adventures in Video (VC # 81)     ("Crystal Store")
    6226 Bass Lake Road
    Crystal, MN 55429

17. Video City (VC # 154)             ("Ottumwa Store")
    1135 North Quincy
    Ottumwa, IA 52501

18. Video Land (VC # 191)             ("Mason City Store")
    561 South Illinois
    Mason City, IA 50401

19. Video City (VC # 204)             ("Urbandale Store")
    6777 Hickman Road
    Urbandale, IA 50322

                                 SCHEDULE 1.1.2

                                 STORE INVENTORY


                  See attached pre-orders and inventory lists.

                                 SCHEDULE 1.1.6

                              INTELLECTUAL PROPERTY

5. Only in the states where the Stores are located, all of Seller's right, title and interest, if any, in and to the "Video City" (except within the State of California), "Video Land," "Adventures in Video" and "Video Tyme" trade names and related marks, trade dress and logos, and all goodwill associated therewith at, or with respect to, the Stores.

5. All Seller's rights, title and interest, if any, to the computer software programs utilized by Seller in the operation of the Stores, and all computer files and data contained therein.

                         SCHEDULE 1.2.2

                          CHANGE FUNDS

   ------------------------------ ----------------------------
               STORE                AMOUNT OF CHANGE FUNDS
   ------------------------------ ----------------------------
           Aurora Store                     $600.00
           Conifer Store                    $500.00
          Des Moines Store                  $500.00
            Newton Store                    $400.00
           Oskaloosa Store                  $600.00
            Boone Store                     $300.00
             Boise Store                    $400.00
          Caldwell Store                    $600.00
          Meridian Store                    $600.00
           Moscow Store                     $500.00
             Nampa Store                    $700.00
            Blaine Store                    $600.00
            Ramsey Store                    $400.00
          Vermillion Store                  $400.00
          Las Vegas Store                   $400.00

                                          TOTAL CHANGE FUNDS: $ 7,500.00

                                 SCHEDULE 1.2.5

                               EXCLUDED INVENTORY

                                      None

                                  SCHEDULE 2.5

                               ASSUMED LIABILITIES

                                      None

                                  SCHEDULE 2.6

                          ALLOCATION OF PURCHASE PRICE


1.  Video Cassette Tapes, DVDs, Video Games & Other Inventory      $   535,000.00

2.  Fixtures, Equipment & other Tangible Personal Property         $   190,000.00

3.  Covenant Not To Compete from Seller                            $    10,000.00

4.  Business Goodwill and Intellectual Property                    $ 1,345,500.00
                                                                   --------------

                           TOTAL                                   $ 2,080,500.00
                                                                   ==============

                                 SCHEDULE 5.1.1

                                 LEASED PROPERTY

                                      None

                                SCHEDULE 5.1.1.1

                                      LIENS

1.  Video Product Distributors
2.  Video City Private Placement Investors

                                 SCHEDULE 5.1.3

                              ASSUMED STORE LEASES

                            List of Leases attached.

                                 SCHEDULE 5.1.4

                                SUITS AND CLAIMS

                                      None

                                 SCHEDULE 5.1.6

                              FINANCIAL STATEMENTS

                                  See attached.

                                SCHEDULE 6.1.1.6

                              ASSUMED LEASE MATTERS

Aurora Store

Need lease extension with options or new lease
Need CAM exclusions
Delete language regarding LL lien

Conifer Store

Need CAM exclusions
Delete Management fee in sec. 1.12
Delete right to relocate
Need the right to re-brand

Des Moines Store

Tax clause appears to be using the "leased" area instead of "leaseable" area

Newton Store

Rent appears to be base rent + 10% in excess of $2800. This would be difficult to monitor. Try to get flat rate for rent

Oskaloosa Store

Please verify terms

Boise Store

Need CAM exclusions
Delete continuous operation clause, if possible
Assignment clause needs adjusting (financial requirement)

Caldwell Store

Is this a free-standing building? No square footage
Insurance amount required needs to be lowered to 1 million

Meridian Store

Need CAM exclusions

Moscow Store

Lease expires 5/03. Requires 1 years notice. Need to extend.
Need CAM exclusions

Nampa Store

Need CAM exclusions.
Delete Management fees (sec. 2.05 & sec 10.01(a)
Need sec 15.04
Need statement from LL that Permitted use is not in violation or R&C


Blaine Store

Need CAM exclusions

Ramsey Store

Need to extend or documentation that options was exercised
Need CAM exclusions

Vermillion Store

Expound on Use clause
Delete cont. operation clause
Need right to re-brand

Las Vegas Store

Need extension or new lease
Need CAM exclusions
Reduce holdover to 150% maximum

                                  EXHIBIT 3.2.7

                           OPINION OF SELLER'S COUNSEL

     The Seller shall furnish to the Purchaser an opinion of its counsel in form satisfactory to the Purchaser and its counsel and in substance to the effect that:

     (a) Corporate Organization. Seller is a business corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement, and to carry out the transactions anticipated by this Agreement.

     (b) Foreign Qualification. Seller is duly qualified and authorized to conduct business as a foreign business corporation in each jurisdiction where it conducts business, or where failure on its part to be so qualified would materially and adversely affect its business, financial condition, or results of operation by reason of any disability affecting its right to own or lease property, collect receivables, enforce contracts or otherwise.

     (c) Property Ownership. Seller has all requisite power and authority to own, or hold under lease or similar agreement, the assets and properties owned or held by it and to carry on business as the same is now being conducted by it.

     (d) Authority. This Agreement has been duly executed and delivered by the Seller, and constitutes the legal, valid and binding obligation of the Seller, subject to the limitations of any bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium or other similar laws or by the application of general principals of equity. No opinion is rendered concerning the enforceability of any terms of it or of any allied agreement, under the laws of the United States of America.

     (e) Compliance. To the knowledge of counsel, the execution, delivery and performance by the Seller of this Agreement will not violate, and will not conflict with or result in the breach of any term, condition, or provision of, or constitute a default under, the Articles of Incorporation or By-Laws of the Seller.

     (f) Closing Documents. The instruments of conveyance, transfer and assignment to be delivered by the Seller to the Purchaser under this Agreement at the Closing have been duly and validly executed and delivered by the Seller, constitute the legal, valid and binding obligations of the Seller (subject to the limitations of any bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium or other similar laws or by the application of general principals of equity) in accordance with their respective terms, and effectively convey, transfer and assign to the Purchaser all right, title and interest of the Seller in and to the assets and business purported to be conveyed to them.

     (g) Liens. Counsel has no knowledge of any mortgages, liens, restrictions or encumbrances on the assets and business to be conveyed to the Purchaser except as described in this Agreement.

     (h) Litigation. To the knowledge of counsel, except as set forth in this Agreement, there is no litigation, proceeding or governmental investigation pending, or threatened, against or relating to the Seller which might have a material and adverse effect on the business of the Seller, or which questions the validity of this Agreement of or any action taken, or to be taken, by the Seller under this Agreement or in connection with the provisions of this Agreement.

     (i) Reliance. The opinion shall state that it may be relied upon by Purchaser, and its counsel.

                                 EXHIBIT 6.1.1.5

                             COVENANT NOT TO COMPETE

     THIS AGREEMENT ("Agreement") is made and entered this ____ day of November, 2002, by and between Video City, Inc. ("Covenantor"), whose address is 4800 Easton Drive, Bakersfield, California 93309 and M.G. Midwest, Inc. ("M.G.M."), whose address is 900 West Main Street, Dothan, Alabama 36301.

                                   WITNESSETH:

     M.G.M. and its affiliates are in the business of renting and retail sales of pre-recorded video cassettes, digital video disks ("DVDs"), and video games, video related equipment and other related merchandise, and services, including tanning, to the general public (hereinafter referred to as the "Business") within the continental United States of America. In consideration of M.G.M. paying to Covenantor the sum which is included in the Purchase Price set out in the Asset Purchase Agreement between Covenantor and M.G.M., dated October ___, 2002 (the "Asset Purchase Agreement") it is agreed that Covenantor will execute this Covenant Not to Compete.

     NOW, THEREFORE, the parties hereto mutually covenant and agree as follows:

     That for a period of five (5) years from the date hereof, and within 10 miles from the Stores (as defined in the Asset Purchase Agreement) (the "Business Area"), Covenantor will not:

          (A) compete with M.G.M. in the Business, or engage in or carry on the Business directly or indirectly, through any person or entity, or in any capacity, including, without limitation, agent, lender, trustee, consultant, shareholder, director, officer, employee, or partner;

          (B) be employed by, or perform any services as employee, consultant, or otherwise, for, any person, firm, partnership, joint venture, corporation or other entity that competes with M.G.M. in the Business or that is engaged in the Business within the Business Area.

          (C) employ, solicit for employment, or advise or recommend to any other person that such person employ, or solicit for employment, any employee of M.G.M. or any corporation owned directly or indirectly by M.G.M. engaged in the Business;

          (D) deal with, invest in, lend money to, guarantee loans of, make gifts to, advise, or by any other means assist any other person or entity that competes with M.G.M. or any corporation owned directly or indirectly by M.G.M. in the Business or that is engaged in the Business within the Business Area.

          (E) disclose to anyone other than key officers of M.G.M. any trade secrets or information about the Business or affairs of M.G.M. or any corporation owned directly or indirectly by M.G.M. not generally available to the public, including, without limitation, information relating to the actual and potential customers of the Business and their needs and requirements for products or services supplied by the Business.

     M.G.M. and Covenantor agree that the period of time and the Business Area applicable to the covenants herein are reasonable, in view of the receipt of the payments made to Covenantor, directly or indirectly, as described above, the geographic scope and nature of the Business in which M.G.A is and will be engaged and Covenantor's knowledge of the Business. If for any reason any Court of competent jurisdiction shall find the provisions of this Agreement unreasonable in duration or in geographic scope, the prohibitions herein shall be restricted to such time and geographic areas as such court determines to be reasonable.

     Covenantor recognizes that any breach of this Agreement by any of them is likely to result in irreparable injury to M.G.M. and agree that M.G.M. shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement by Covenantor or to enjoin Covenantor from activities in violation of this Agreement. The rights and remedies provided in this section in favor of M.G.M. shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights and remedies available to M.G.M. under this Agreement, the instruments and agreements delivered pursuant to this Agreement, any statute, or at law or in equity.

     Notwithstanding the foregoing, nothing in this Agreement shall prevent any person from owning shares of a corporation having a class of stock which is (i) traded on a stock exchange registered with the Securities and Exchange Commission, or (ii) traded on the over-the-counter market and quoted in the automated quotation system of the NASD, so long as such ownership is less than five percent (5%) of the outstanding stock of any such competing corporation.

     Neither this Covenant nor any term or condition hereof may be waived or modified in whole or in part as against Covenantor except by written instrument executed by or on behalf of the party other than the party seeking such waiver or modification, expressly stating that it is intended to operate as a waiver or modification of this Covenant or the applicable term or condition hereof.

     If any provision of this Covenant shall be held or deemed to be invalid, inoperative or unenforceable in any jurisdiction or jurisdictions, because of conflicts with any constitution, statute, rule or public policy or for any other reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provisions herein contained unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Covenant shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

     Covenantor acknowledges that the consideration provided by M.G.M. is full and adequate and that such consideration has been received by Covenantor. Covenantor acknowledges that this consideration consists of the assumption by M.G.M., of certain obligations of Covenantor, and includes the other promises and premises set out in the other agreements executed in conjunction herewith.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama applicable to contracts executed and to be performed in such state. M.G.M. and Covenantor hereby consent to the jurisdiction of any state or federal court located within Houston County, Alabama.

     Neither party to this Agreement may assign any of its rights or delegate any of its responsibilities under this Agreement except that Buyer may assign this agreement to any person that succeeds to all or substantially all of the business of Buyer through a purchase of assets, merger or otherwise. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto by their duly authorized agents or representatives have caused this Agreement to be executed in duplicate as of the date first above written.

                                              Video City, Inc.

_________________________                     By:___________________________
Witness                                         Its:________________________




                                              M.G. Midwest, Inc.

_________________________                     By:___________________________
Witness                                         Its:________________________